 Exhibit 10.45

McMoRan Exploration Co.
Severance Plan

McMoRan Exploration Co. (MMR)

Severance Plan

WITNESSETH

WHEREAS, McMoRan Exploration Co. (referred to herein as “MMR” or the “Company”) originally adopted a welfare benefit plan, the McMoRan Exploration Co. Severance Plan (the “Plan”), effective November 6, 1997, and such Plan has been amended from time to time;

WHEREAS, this Plan was amended in 2006 to incorporate prior amendments, to comply in good faith with the proposed treasury regulations under Section 409A of the Internal Revenue Code (“Code”) and other applicable guidance, and to make other revisions for clarification purposes;

WHEREAS, the Internal Revenue Service issued final Treasury Regulations under Code Section 409A on April 10, 2007 with corrections on July 13, 2007;

NOW THEREFORE, the Plan is hereby amended and restated effective as of the date signed; however, the provisions to comply with Code Section 409A are effective January 1, 2008, unless stated otherwise:

ARTICLE I

DEFINITIONS

1.01
Base Pay means the Employee’s annualized base rate of pay at the time of the Employee’s termination (excluding all bonuses, overseas premiums, employer paid portion of employee benefits, deferred compensation, and all other fringe benefits, but before withholding of payroll taxes and insurance premiums).  Notwithstanding the foregoing, if an Employee changes from full-time to part-time status in the twelve month period prior to termination, such Employee’s base pay will be determined based upon such Employee’s base rate of pay when employed on a full-time basis.

1.02
Cause means (a) the Employee’s failure to perform the duties, obligations, or tasks assigned to him in a satisfactory manner; (b) the Employee’s failure to cooperate with the winding up and orderly transfer of pending work; (c) the Employee’s failure or refusal to acknowledge his or her existing and continuing obligation to maintain certain information as confidential; (d) dishonesty, gross negligence or willful misconduct by the Employee; (e) the conviction of the employee of, or the entry of a plea of guilty or nolo contendere by Employee to any crime involving moral turpitude or any felony; or (f) fraud, embezzlement or theft against the Company.

1.03	Code means the Internal Revenue Code of 1986, as amended from time to time.

1.04	Code Section 409A means Section 409A of the Code, and all Treasury Regulations and IRS guidance promulgated under or related to such Code section.

1.05
Comparable Employment means employment: (i) that is not temporary or known to be of a limited duration; (ii) for which the total compensation package is determined to be reasonable by the Plan Administrator; (iii) that is reasonably consistent with the Employee’s abilities and skill as performed for the Employer prior to the date of the Employee’s termination or it is judged that such Employee has the ability to absorb training for the job as is necessary to enable that Employee to perform the job satisfactorily; (iv) that the Employee is physically able to perform; and (v) for which the distance from the present residence to the new work location is considered reasonable, all as determined by the Plan Administrator.

1.06
Company means McMoRan Exploration Co. and any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets of the Company.

1.07
Core Company means Freeport-McMoRan, Inc. and its affiliates (prior to its merger into IMC Global), Freeport-McMoRan Copper & Gold Inc., FM Services Company, and its affiliates, McMoRan Oil & Gas Co. and Stratus Properties, Inc. and its affiliates (formerly FM Properties Inc.).

1.08	Eligible Employee has the meaning attributed to it in Section 2.01.

1.09	Eligible Retiree means a Retiree as defined in the McMoRan Exploration Co. Retiree Benefit Plan.

1.10
Employee means any person in full-time active service with the Participating Employer who is regularly assigned to work for the Employer, and is on the payroll of the Employer, excluding (a) any individual who is classified as an independent contractor or consultant; (b) any person who is covered by a collective bargaining agreement which does not provide that he is to be covered by this Plan; (c) any person who is classified by the Employer as a contract or leased employee or personnel or who is seconded or loaned from another employer; (d) any person considered a temporary employee or in a position known to be of a limited duration; (e) any person who is classified as an “extra” or “temp”; (f) any person who is employed by Copper Overseas Services Company pursuant to an employment contract that identifies the individual as a contract employee; and (g) any person who is a non-resident alien; provided, however, the Plan Administrator may in his sole discretion include as an Employee any non-resident alien employee of the Employer if such employee is paid from a payroll administered in the United States.  An “extra” or “temp” is an employee not scheduled for any specific number of hours and called in by the Employer on an “as needed” basis.

1.11
Employer means the Company and any Participating Employer.  Employer includes all members of a controlled group of corporations (within the meaning of Code Section 414(b)) that include the Employer, all trades or business (whether or not incorporated) that are included in a group of trades or businesses under common control (within the meaning of Code Section 414(c)) of the Employer.

1.12	Involuntary Separation from Service means the Employer’s independent exercise of authority to terminate the Employee’s services, other than due to the Employee’s implicit or explicit request.  This may include an Employee’s failure to renew an employment contract, provided the Employer was willing and able to execute a new contract providing similar terms and conditions substantially similar to the expiring contract.  The determination of whether a Separation from Service is involuntary is based upon facts and circumstances.  For example, if a separation from service is designated as a voluntary separation from service or resignation, but the facts and circumstances indicate that absent such voluntary separation from service the Employer would have terminated the Employee’s services, and that the Employee had knowledge that the Employee would be so terminated, the separation from service is involuntary.  The Treasury Regulation Section 1.409A-1(n)(1) definition of “involuntary separation from service” is incorporated herein.

1.13
Participating Employer means the Company, Freeport-McMoRan Energy L.L.C. (formerly Freeport-McMoRan Sulphur, Inc.), McMoRan Oil & Gas L.L.C. and any corporation that has been designated by the President of the Employer as a Participating Employer for the employees of which the benefits of this Plan are available.

1.14	Plan means this McMoRan Exploration Co. Severance Plan, including any amendments or attachments adopted pursuant to Section 5.02.

1.15	Plan Administrator means the Company’s Administrative Committee.

1.16	Plan Year means the calendar year.

1.17	Retiree Benefit Plan means the McMoRan Exploration Co. Retiree Benefit Plan.

1.18
Separation from Service  means a termination of employment with the Employer in such a manner as to constitute a “separation from service” as defined under Treasury Regulations Section 1.409A-1(h), for any reason other than death.

Whether a termination of employment has occurred is determined based upon whether the facts and circumstances indicate that the Employer and Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period (or, if employed less than 36 months, such lesser period).

An unpaid bona fide leave of absence is disregarded in determining the average level of bona fide services during the 36 month period (or, if employed less than 36 months, such lesser period) and a paid bona fide leave is considered at a level equal to the level of services that the employee would have been required to perform to receive the compensation paid with respect to such leave.

Facts and circumstances to be considered in making a determination of Separation from Service include, but are not limited to, whether the Employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated Employees have been treated consistently, and whether the Employee is permitted and realistically available to perform services for other service recipients in the same line of business.

An Employee is presumed to have separated from service where the level of bona fide services decrease as described above.  An Employee will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is 50 percent or more over the immediately preceding 36-month period.  No presumption applies to a decrease that is more than 20% and less than 50%.  This presumption is rebuttable if an Employee must return to employment due to business circumstances, such as the termination of the employee’s replacement.

A Separation from Service has not occurred while the Employee is on military leave, sick leave, or other bona fide leave of absence if the period does not exceed six months, or if longer, so long as the Employee retains the right to reemployment with the Employer under an applicable statute or by contract.  A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services for the Employer.  A 29-month period may be substituted for the six-month period for certain medical leaves of absence.

Treasury Regulation Section 1.409A-1(h)(1) definitions of “separation from service”, leave of absence, and termination of employment are incorporated herein.

1.19
Separation Pay means compensation that will not be paid under any circumstances unless the Employee has had a Separation from Service, including payments in the form of reimbursements of expenses incurred and the provision of in-kind benefits.  Separation Pay includes amounts payable due to a Separation from Service, regardless of whether payment is conditioned upon the execution of a release of claims, non-competition or nondisclosure provisions, or other similar requirement.  Notwithstanding the foregoing, any amount, or entitlement to any amount, that acts as a substitute for, or replacement of, amounts deferred by the service recipient under a nonqualified deferred compensation plan constitutes a payment of compensation or deferral of compensation under such nonqualified deferred compensation plan.

1.20	Weekly Base Pay or Weeks of Base Pay means Base Pay divided by 52.

1.21
Window Program means a program established by an Employer, for a period of no more than twelve months, under which Employees who voluntarily Separate from Service during that period or who separate under certain circumstances will receive Separation Pay.  The definition of “Window Program” in Treasury Regulation Section 1.409A-1(b)(9)(vi) is incorporated herein.

1.22	Years of Service means the period commencing on the first day of employment with the Employer or Core Company and ending upon a Separation from Service; subject to the following adjustments:

Years of Service prior to a reemployment date are not counted if the Employee previously received a severance benefit relating to such Years of Service, determined based upon Years of Service, under this or another Employer or Core Company’s severance plan;

In calculating an Eligible Employee’s severance benefit, if an Employee is terminated pursuant to the provisions of this Plan after completing at least six months of his final employment year, such partial year of employment will be counted as a full Year of Service;

Years of Service through the period of short-term disability will be counted; however, periods of long-term disability will not be counted;

Years when employed in a category of employment that is not eligible under the Plan are ignored; and

Years of Service shall not include any period during which an individual is classified as a leased employee, benefits contractor, contractor, or independent contractor (without regard to such person’s status for Federal income tax purposes and without regard to any subsequent determination that such individual is a common law employee).

ARTICLE II
ELIGIBILITY

2.01	Eligible Employee. Except as otherwise provided in Sections 2.02 and 2.03, an Employee is eligible to receive the pay and benefits of this Plan if:

(a)
he or she is considered actively employed on the scheduled work day preceding the effective date of his or her termination due to a change in business needs or a reduction in force or applicable event and (i) is involuntarily terminated or involuntarily retired by the Employer or (ii) he or she becomes eligible under an event amendment in Section 2.03(b) hereof; and

(b)
if applicable to the Employee’s position, such Employee is a participant in the Employer’s Annual Business Ethics/Conflicts of Interest Certification process relating to the year of termination and the preceding year (if applicable).  The Employee will be permitted to complete the annual Business Ethics/Conflicts of Interest questionnaire within a reasonable period of time following termination of employment.  Such Employee will have participated in the Annual Business Ethics/Conflicts of Interest Certification process when he or she has read the Company’s Business Conduct Policy and either completes the Annual Business Ethics/Conflicts of Interest Certifications or notifies the Company’s compliance officer of any facts that should be investigated to determine whether or not the Business Conduct Policy was violated.

2.02	Ineligible Employee. An Employee is not eligible for severance pay and/or benefits under this Plan if the Employee was:

(a)	Termination for Cause. Discharged for Cause as determined by the Plan Administrator;

(b)	Voluntary Separation. Voluntarily separated from the Employer, unless such separation is pursuant to a Window Program established by the Employer and provided in an event amendment;

(c)	Death. Separated from the Employer by reason of death;

(d)	Other Events. Terminated for any reason, event, or cause outside of the control of the Employer, such as a natural disaster, act of God or war;

(e)
Insolvency.  Terminated as a result of the insolvency, voluntary or involuntary bankruptcy, assignment for the benefit of creditors or similar action taken by the Employer or by a related entity by which the Employee was employed;

(f)	Leave of Absence or Disability. Not actively at work and receiving long-term disability benefits or has been on leave for a period of six months or more;

(g)
Comparable Employment.  Offered and accepted Comparable Employment with the Employer, a Core Company or a Participating Employer or a company which acquires some or all of the assets of the operations in which the Employee is employed.

(h)
Contract or Consulting Services.  Further, an Employee who has terminated employment with the Employer but continues to provide services as a consultant or advisor to, or through an entity that provides services to, the Employer or a Core Company.  Such services provided to the Employer or Core Company pursuant to this paragraph (h) must be deemed by the Plan Administrator to be Comparable Employment in order for this paragraph (h) to apply.

2.03
Eligible Termination Benefits.  An Employee whose employment is terminated under the circumstances described in Section 2.01 shall receive, subject to Section 2.02, benefits under this Plan pursuant to one of the following:

(a)
Involuntary Separation from Service.  An Employee who is not an Eligible Retiree will receive the benefits described in Article III except for Retiree Medical.  An Employee who is an Eligible Retiree will receive the benefits described in Article III.

(b)
Voluntary Window Program.  An Employee, including an Eligible Retiree, who meets the eligibility requirements of this Plan, and elects to voluntarily terminate pursuant to a Window Program will receive the severance and medical benefits in Article III if provided in an event amendment to this Plan.

ARTICLE III
SEVERANCE BENEFITS

3.01	Severance.

(a)	Severance Pay. The Eligible Employee will receive severance payment(s) equal to four Weeks of Base Pay.

(b)
Reductions.  The amount of severance benefit paid to any Employee shall be reduced by any amount required to be paid to such Employee on account of the same separation under the Worker Adjustment and Retraining Notification Act.

Alternatively, any amount required to be paid under the Worker Adjustment and Retraining Notification Act, if any, shall be offset by the severance benefit paid under this Plan on account of the same separation from employment.

(c)
Employment Agreements. To the extent an Employee is a party to an Employment Agreement with the Company that provides severance benefits that are more favorable than the benefits provided herein, the Employee shall be paid the severance benefits under the Employment Agreement and shall not receive severance benefits provided in the Plan.  If a conflict exists between this document and another agreement, the other agreement applies.

3.02	Welfare and Other Benefits.
(a)	This Section 3.02 regarding reimbursements or in-kind payments applies to involuntary or voluntary terminations. The reimbursements must be directly related to the Separation from Service.

(b)
Medical and Dental COBRA Coverage.  If an Eligible Employee (and his dependents, if applicable) is eligible for and elects COBRA continuation group health and dental coverage during the COBRA election period, the Company will pay the full cost of that coverage for the following time periods:

(i)	If the Employee has one or more Years of Service, for a six month period beginning on the first day of the month following the month in which the termination occurred; or

(ii)	If the Employee has less than one Year of Service, for a three month period from the first day of the month following the month in which the termination occurred.

The Company will bear the cost of COBRA continuation health and dental coverage until the earlier of:  (i) the three or six month period outlined above or (ii) the date the Employee’s COBRA coverage would otherwise end, e.g., if the Employee becomes eligible for Medicare or participation in another company’s group health plan, or if the Company’s group health plan terminates.  Thereafter, the Employee will be responsible for paying the full COBRA premium for the remainder of the COBRA continuation coverage period.

(c)
Retiree Medical.  If the Employee is an Eligible Retiree such individual will be eligible for benefits under the Retiree Benefit Plan in lieu of medical and dental COBRA coverage described in Section 3.02(b).  If the Eligible Retiree is involuntarily terminated, the Company will pay the full cost of Retiree Benefit Plan coverage for a six month period beginning on the first day of the month following the month in which the termination occurred.

(d)
Other Plan Benefits.  Participation in the employee benefit programs of the Employer will cease on or after the date of termination as determined by the provisions of the individual benefit programs of the Employer.

3.03	Deductions. Appropriate withholdings and deductions will be made.

ARTICLE IV
DISTRIBUTION PROVISIONS

4.01	Form and Timing of Payment.

(a)
Involuntary Termination as a Short Term Deferral - If an Employee involuntarily Separates from Service or participated in a Window Program, the Separation Pay will be paid in lump sum upon the Separation from Service date, within the same calendar year or, if later, by March 15 following the calendar year in which the Separation from Service occurs.  Payment may be delayed due to unforeseeable circumstances as described in Treasury Regulation Section 1.409A-1(b)(4)(ii).

(b)
Reimbursements - The period during which expenses described in Section 3.02 may be incurred, or during which in-kind benefits may be provided by the Employer or a third party paid by the Employer, cannot extend beyond the last day of the second taxable year (December 31) of the Employee following the taxable year of the Employee in which the Separation from Service occurred.  The period during which reimbursements for such expenses must be paid may not extend beyond the third taxable year of the Employee following the taxable year of the Employee in which the Separation from Service occurred.  See Treasury Regulations Section 1.409A-1(b)(9)(v).

(c)
Effect of Death on Benefits - If a Separation Payment is due but not yet paid as of the Employee’s death, such benefit will be paid to the Employee’s beneficiary no later than the later of December 31 of the year in which the death occurs, or the 15th day of the third month following the month in which the death occurs.  The payment will be made to the beneficiary who would receive Employer provided Basic Life insurance benefits with respect to the Employee.

4.02
Exemptions to Circumvent Code Section 409A(a) .  The exemptions for Separation Pay arrangements described in this Article can not be used to pay deferred compensation that may be payable to an Employee under a separate nonqualified deferred compensation arrangement, such as the Supplemental Executive Capital Accumulation Plan.

ARTICLE V
GENERAL PROVISIONS

5.01	Non-Assignment of Severance. The right to severance payments to be made in accordance with this Plan may not be assigned

.
5.02
Plan Amendment and Termination.  The Plan may be amended or terminated at any time by the Plan Administrator in its discretion; provided, however, that no amendment or termination may decrease or eliminate benefits to which an Employee has previously become entitled hereunder.  If the Company amends this Plan, Code Section 409A provisions may apply that require a delay in payment to Specified Employees.  Specified Employee means an Employee who is a key employee of the Employer under Code

Section 409A(a)(2)(B) and Treasury Regulations Section 1.409A-1(i) because of final and binding action by the Board of Directors or its delegate, or by operation of law or such regulation.

5.03
Interpretation of the Plan.  The Plan Administrator, or its authorized designee(s), shall have the sole discretionary authority to construe and interpret the Plan and determine all questions of eligibility for participation and for benefits.  All decisions of the Plan Administrator shall be final and binding on all parties.

5.04	Funding. The Company shall pay the benefits under this Plan out of its general assets at the time the benefits are to be paid.

5.05
Named Fiduciary, Plan Administrator, and Agent for Service of Process.  Administrative Committee, McMoRan Exploration Co., c/o FM Services Company, 1615 Poydras Street, New Orleans, LA 70112, (504) 582-4000, is the “named fiduciary and Plan Administrator” of this Plan.  The named fiduciary shall have the authority to control and manage the operation and administration of this Plan and is designated as the administrator of this Plan with the authority to interpret this Plan.  The Plan Administrator shall make all reports and disclosures required by law.

5.06
Plan Sponsor and Number.  The Plan Sponsor is McMoRan Exploration Co. (EIN: 72-1392855), c/o FM Services Company, 1615 Poydras Street, New Orleans, LA 70112.  A complete list of the Employers participating in this Plan may be obtained from the Plan Administrator at this address.  This Plan has been assigned number 531.

5.07
Claims Procedures.  Benefits under the Plan will ordinarily be paid without the need to file a request for payment.  Any inquiry, any transaction or any claim for benefits under this Plan shall be made as follows:

(a)	Filing of a Claim for Benefits. Claims for benefits under the Plan are to be presented in writing by the claimant or an authorized representative to the employee’s Human Resources Department.

(b)
Notification to Claimant of Decision.  If a claim is wholly or partially denied, a notice of the decision rendered in accordance with the rules set forth below will be furnished to the claimant not later than 90 days after receipt of the claim by the employee’s Human Resources Department.

If special circumstances require an extension of time for processing the claim, the Plan Administrator will give a claimant a written notice of the extension prior to the end of the initial 90 day period.  In no event will the extension exceed an additional 90 days.  The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the final decision.

If the notice of the denial of claim is not furnished in accordance with the procedure set out herein, the claim will be deemed denied and the claimant will be permitted to proceed to the review stage.

(c)	Content of Notice. The Plan Administrator will provide to every claimant who is denied a claim for benefits written or electronic notice setting forth in a clear and simple manner:

(i)	The specific reason or reasons for denial;

(ii)	Specific reference to pertinent plan provisions on which denial is based;

(iii)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such materials or information is necessary; and

(iv)
Appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review, including the right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

(d)
Review Procedure.  After the claimant has received written notification of the denial of the claim, the claimant or a duly authorized representative will have 60 days within which to appeal, in writing, a denied claim to the Plan Administrator.  The Plan Administrator will afford the claimant a full and fair review of the denial of the claim.  The claimant should include in his written appeal the following information to support his claim for benefits:

(i)	A list of the issues in the claim denial that he chooses to contest, if any, and that he wishes the Plan Administrator to review on appeal;

(ii)	His position on each issue;

(iii)	Any additional facts that he believes support his position on each issue; and

(iv)	Any legal or other arguments he believes support his position on each issue.

(v)
The claimant or a duly authorized representative will be permitted to submit issues and comments relevant to the claim.  Upon request, the claimant will be given reasonable access to, and copies of, all documents and information relevant to the claim for benefits, at no charge.

(vi)	The review will consider all items submitted by the claimant, regardless of whether such information was submitted or considered in the initial benefit determination.

(e)
Decision on Review.  The decision on review by the Plan Administrator will be rendered as promptly as is feasible, but not later than 60 days after the receipt of a request for review unless the Plan Administrator, in his sole discretion, determines that special circumstances require an extension of time for processing, in which case a decision will be rendered as promptly as is feasible, but not later than 120 days after receipt of a request for review.

If an extension of time for review is required because of special circumstances, written notice of the extension will be furnished to the claimant before termination of the initial 60-day review period.

The decision on review will be in written or electronic form.  In the event of a claim denial, the decision shall contain:  (1) specific reasons for the decision, written in a clear and simple manner; (2) specific references to the pertinent plan provisions on which the decision is based; (3) a statement that the claimant may request, at no charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (4) a description of the Plan’s appeal and arbitration procedures (if any), and the claimant’s right to bring an action under ERISA Section 502(a).

If the claimant wishes to contest the Plan Administrator’s Decision on Review, the claimant and the Plan Administrator may enter into voluntary arbitration to resolve the dispute.  The decision reached by the arbitrator shall be binding.  Alternatively, the claimant may bring a civil action for recovery of benefits.

No legal action for recovery of benefits may be commenced before the claimant has exhausted the claims and claims review procedure listed above.

5.08
ERISA Rights.  Employees are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, Public Law 93-406, 29 U.S.C. §1001 et seq., and regulations and rulings issued thereunder, as amended from time to time (ERISA).  ERISA provides that all plan participants shall be entitled to:

Receive Information About the Plan and its Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the Plan and copies of the latest annual report (Form 5500 Series). The Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries.  No one, including the Employer, a union, or any other person, may fire an Employee or otherwise discriminate against an Employee in any way to prevent him or her from obtaining a benefit or exercising rights under ERISA.

Enforcing ERISA Rights

If a claim for a benefit is denied or ignored, in whole or in part, participants have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps participants can take to enforce the above rights. For instance, if a participant requests a copy of plan documents or the latest annual report from the plan and does not receive them within 30 days, he or she may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the participant up to $110 a day until the materials are received, unless the materials were not sent because of reasons beyond the control of the Administrator. If a participant’s claim for benefits is denied or ignored, in whole or in part, or a participant is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the participant is successful, the court may order the person sued to pay these costs and fees. If the participant loses, the court may order him or her to pay these costs and fees, for example, if it finds the claim frivolous.

Assistance with Questions

Participants with questions about the Plan should contact the Plan Administrator.  Participants who have questions about this statement or about their rights under ERISA, or who need assistance in obtaining documents from the Plan Administrator, should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  Participants may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

5.09
Governing Law.  To the extent this Plan is not governed by the Employee Retirement Income Security Act, the Internal Revenue Code, or other federal law, it shall be interpreted and construed under the laws of the State of Louisiana.

Executed in New Orleans, this 29th day of December, 2008.

McMoRan Exploration Co.

/s/ Dean T. Falgoust
     Dean T. Falgoust
     Vice President